Exhibit 23.12

CONSENT OF RACHELLE HOUGH

I hereby consent to the inclusion in this Registration Statement on Form S-3 (the “Registration Statement”) of Contango ORE, Inc. (the “Company”) being filed with the United States Securities and Exchange Commission of the information derived from the following report, and the references to me that are contained in the Registration Statement, and any amendments or supplements thereto, and the incorporation by reference of such information and references into the Registration Statements on Form S-3 (No. 333-280509 and No. 333-283285) and Form S-8 (No. 333-172448, No. 333-222117, No. 333-235865, No. 333-268379 and No. 333-275601) of the Company:

1.	Technical Report titled “Technical Report on the Combined Kitsault Valley Project, British Columbia, Canada” dated March 23, 2023 (effective date September 28, 2022).

Dated: March 26, 2026

/s/ Rachelle Hough

Rachelle Hough